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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

                     JOINT OWNER AND ANNUITANT ENDORSEMENT

This endorsement is added to the Contract.

The Contract to which this endorsement is attached is amended by deleting the Joint Owner and the Annuitant provisions in their entirety and replacing them with the following:

Joint Owner

If the Owner is an individual (natural person), a Joint Owner may be named at issue. The Joint Owner must be the Owner's spouse. If the Owner marries after issue, the Owner may add his or her spouse as a Joint Owner after issue and prior to the Annuity Commencement Date, provided that we receive the request to add the spouse as a Joint Owner with satisfactory proof of marriage within one year of the date of marriage. The Joint Owner has an undivided interest in the Contract with the same ownership rights as the Owner. The Joint Owner and the Owner share ownership equally with the right of survivorship. If either the Owner or Joint Owner dies, the decedent's interest will pass to the survivor, subject to the Death Provisions. Joint Owners are not permitted if the Owner is a non-natural entity.

Annuitant

An Annuitant must be named. An Annuitant must be an individual (natural person). If the Owner is a natural person, the Owner must also be an Annuitant and may name his or her spouse as Joint Annuitant at issue. A Joint Owner must also be a Joint Annuitant. If the Owner marries after issue, the Owner may add his or her spouse as a Joint Annuitant after issue and prior to the Annuity Commencement Date, provided that we receive the request to add the spouse as a Joint Annuitant with satisfactory proof of marriage within one year of the date of marriage and the Joint Annuitant meets the age requirements of the Contract and any added optional riders. A non-natural entity Owner must name an Annuitant at issue and may name the Annuitant's spouse as a Joint Annuitant.

If any Annuitant dies before the Annuity Commencement Date and the surviving Owner is a natural person, the selected payment option will change to a single Annuitant plan. If any Annuitant dies before the Annuity Commencement Date and the Owner is a non-natural entity, the selected payment option will end.

For Genworth Life and Annuity Insurance Company,


                                                      /s/ Pamela S. Schutz
                                                  ------------------------------
                                                       [Pamela S. Schutz]
                                                            President

P5425 01/09                            1